PRICING SUPPLEMENT NUMBER 20	Filed Under Rule
(To Prospectus dated November 28, 1995)	424(b)(2) and 424(c)
CUSIP 71345LEJ3	File No. 33-64243

$500,000,000

[PepsiCo Logo]

3.20% Debt Securities Due May 15, 2007
Interest Payable Semiannually
______________________

Type of Securities:	Fixed Rate Debt Securities
Underwriters:	Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Banc of America Securities LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
The Williams Capital Group, L.P.

Initial Offering Price:	99.891%
Underwriter's Discount:	0.250%
Currency:	U.S. Dollars
Date of Issue:	May 6, 2004
Issuance form:	Book-entry
Scheduled Maturity Date:	May 15, 2007
Interest Rate:	3.20% per annum
Day count basis:	30/360
Interest Accrual Date:	May 6, 2004, or the most recent date for which interest has been paid or provided for, as the case may be. Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates:	Semiannually on each May 15 and November 15, commencing November 15, 2004 and ending on the Scheduled Maturity Date
Principal Payment Date:	Scheduled Maturity Date
Business Days:	New York
Calculation Agent:	PepsiCo, Inc.
Optional Redemption Dates:	Not applicable
Option to elect prepayment:	None
Sinking fund:	Not applicable
Settlement Date:	May 6, 2004
Minimum Denomination:	$1,000.00

The 3.20% Debt Securities Due May 15, 2007 (the “Debt Securities”) will be purchased by the Underwriters, severally and not jointly, at 99.641% of their principal amount, and will be offered to the public at 99.891% of their principal amount (the “Initial Offering Price”). Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC will each purchase $125,000,000.00 of the Debt Securities. Banc of America Securities LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and The Williams Capital Group, L.P. will each purchase $25,000,000.00 of the Debt Securities. The Underwriters have advised PepsiCo, Inc. that they intend to offer all or part of the Debt Securities directly to the public initially at the Initial Offering Price of such Debt Securities. After the Debt Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

For U.S. federal income tax purposes, the Debt Securities will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations.

The Underwriters and certain of their affiliates have provided investment, financial and commercial banking services for PepsiCo, Inc. from time to time, in the ordinary course of business.

Joint-Bookrunning Managers
Citigroup Global Markets Inc. / Morgan Stanley & Co. Incorporated / UBS Securities LLC

Co-Managers
Banc of America Securities LLC / Deutsche Bank Securities Inc. / HSBC Securities (USA) Inc. /
J.P. Morgan Securities Inc. / The Williams Capital Group, L.P.

May 3, 2004